     THE HARTMARX SAVINGS-INVESTMENT PLAN
     ------------------------------------

      FINANCIAL STATEMENTS AND SCHEDULES
      ----------------------------------

         DECEMBER 31, 1998 and 1997
         --------------------------

                     THE HARTMARX SAVINGS-INVESTMENT PLAN
                     ------------------------------------

                  INDEX TO FINANCIAL STATEMENTS AND SCHEDULES
                  -------------------------------------------


                                                            Page
                                                            ----

Report of Independent Accountants                            1

Financial Statements:

 Statement of Assets, Liabilities and Plan
   Equity at December 31, 1998 and 1997                      2

 Statement of Income and Changes in Plan
   Equity for the Year Ended December 31, 1998               3

 Notes to Financial Statements                              4-16

Supplementary Schedules:

 Assets Held for Investment Purposes at December 31, 1998 (Schedule G, Part I)

 Reportable Transactions - Series of Security Transactions (Schedule G, Part V)

Supplementary schedules not included have been omitted because they are not applicable.

                       REPORT OF INDEPENDENT ACCOUNTANTS
                       ---------------------------------


June 22, 1999

To the Participants of the Hartmarx Savings-Investment Plan and the Plan Administration Committee of Hartmarx Corporation

In our opinion, the financial statements listed in the accompanying index present fairly, in all material respects, the net assets available for benefits of the Hartmarx Savings-Investment Plan at December 31, 1998 and 1997, and the changes in net assets available for benefits for the year ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the management of Hartmarx Corporation; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The additional information included in Schedule G, Parts I and V, is presented for purposes of additional analysis and is not a required part of the basic financial statements but is additional information required by the Employee Retirement Income Security Act of 1974. Such information has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.



PRICEWATERHOUSECOOPERS LLP

Chicago, Illinois

                     THE HARTMARX SAVINGS-INVESTMENT PLAN
               STATEMENT OF ASSETS, LIABILITIES AND PLAN EQUITY
                          DECEMBER 31, 1998 and 1997

                                              1998          1997
                                           -----------   -----------
ASSETS:
   Investments (Note 5):
     Vanguard mutual funds...............  $45,560,750   $39,349,212
     Hartmarx Corporation common stock...   10,774,598    10,596,867
     Vanguard Retirement Savings Trust...    3,696,606     4,130,945
     Unallocated deposit administration
       group annuity insurance contract..    1,936,946     1,830,733
     Loans to participants...............    1,595,632     1,626,602
                                           -----------   -----------

       Total Investments.................   63,564,532    57,534,359

   Due from Hartmarx Corporation:
     Employee contributions..............      357,405       397,460
     Employee loan repayments............       56,087        58,381
   Accrued investment income.............        5,221         3,194
                                           -----------   -----------

       Total Assets......................   63,983,245    57,993,394

LIABILITIES:
   Payable to Hartmarx Corporation.......    2,476,419       271,611
                                           -----------   -----------

TOTAL EQUITY.............................  $61,506,826   $57,721,783
                                           ===========   ===========

                See accompanying notes to financial statements.

                     THE HARTMARX SAVINGS-INVESTMENT PLAN
                STATEMENT OF INCOME AND CHANGES IN PLAN EQUITY
                     FOR THE YEAR ENDED DECEMBER 31, 1998

    Income (loss) from:
      Mutual funds-
        Net gain on sales of investments (Note 2)................  $   687,772
        Unrealized appreciation, net.............................    4,085,760
                                                                   -----------
          Net increase in fair value.............................    4,773,532
        Dividends on shares of mutual funds......................    1,693,274
        Earnings on money market mutual fund.....................      258,021
                                                                   -----------
          Net investment gain....................................    6,724,827
                                                                   -----------

      Hartmarx Corporation common stock-
        Net loss on distribution of stock
          to participants (Note 2)...............................       (7,259)
        Net loss on sales of stock (Note 2)......................      (65,007)
        Unrealized depreciation..................................   (1,595,244)
                                                                   -----------
          Net decrease in fair value.............................   (1,667,510)
                                                                   -----------

      Other investment income-
        Earnings from Vanguard Retirement
          Savings Trust..........................................      228,827
        Interest income from participant loans...................      135,759
        Other interest income....................................      134,107
                                                                   -----------
             Total other investment income.......................      498,693
                                                                   -----------

    Total income.................................................    5,556,010

    Participants' contributions..................................    4,302,038
    Administrative expenses......................................       (4,210)
    Distributions to participants................................   (6,068,795)
                                                                   -----------

    Net increase in Plan equity..................................    3,785,043

    Plan equity:
      Beginning of year..........................................   57,721,783
                                                                   -----------

      End of year................................................  $61,506,826
                                                                   ===========

                See accompanying notes to financial statements.

                     THE HARTMARX SAVINGS-INVESTMENT PLAN
                     ------------------------------------

                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------

NOTE 1 - Plan Description:
-------------------------

The Hartmarx Savings-Investment Plan (the "Plan") is a defined contribution plan available to employees of Hartmarx Corporation ("Hartmarx") and certain subsidiary and affiliated companies (collectively with Hartmarx, the "Employers") meeting specified requirements as to length of service and age and who are not included in a collective bargaining unit having a labor agreement providing retirement benefits. Eligible employees electing to participate in the Plan automatically participate in the Hartmarx Retirement Income Plan, a noncontributory defined benefit plan, and in the Hartmarx Employee Stock Ownership Plan ("ESOP"), a trusteed employee stock ownership plan. The Plan Administrator is the Plan Administration Committee of Hartmarx. Vanguard Fiduciary Trust Company, a trust company and wholly owned subsidiary of The Vanguard Group, Inc., is the custodian of all Plan funds.

Participant Contributions:
-------------------------

Participants may contribute from 1% to 16% (in whole percentages) of their annual earnings through regular payroll deductions. The first 6% of earnings contributed are considered "matched" contributions and determine the Employer contributions as described below. Contributions in excess of 6% of earnings are considered "voluntary" contributions and are not matched with Employer contributions. At the election of the participant, participant contributions in excess of 1% of earnings may be made on a pre-tax basis under Section 401(k) of the Internal Revenue Code ("Code") (to a statutory limit of $10,000 in 1998), or on an after-tax basis; the first 1% of participant earnings contributed are on an after-tax basis. Under certain circumstances provided for by Internal Revenue Service regulations, participant contributions on both pre-tax and after-tax bases may be further limited. Refunds of participant contributions determined to be in excess of these regulatory limits are included in distributions to participants in the accompanying financial statements. Participants may change or cease contributions without withdrawing from the Plan as participants.

Employer Contributions:
----------------------

Since 1989, Employer contributions have been made to the ESOP. Through June 30, 1998, the Employer contributions were 25% of the first 1% of each participant's earnings withheld as matched contributions and 5% of all other matched participant contributions. Effective July 1, 1998, the Employer contributions were increased to 25% of the first 3% of each participant's earnings withheld as matched contributions and 10% of all other matched participant contributions. Employer contributions in 1998 aggregated $375,195. Employer contributions are subject to maximum limits set by the Code and incorporated in the Plan and the ESOP. Employer payments to the ESOP also include additional amounts required for interest and principal owed by the ESOP on a loan payable to Hartmarx. Employer payments to the ESOP for 1998 aggregated $2,175,893.

Effective July 1, 1999, the Employer matching contribution rates will change to 25% of all matched participant contributions.

Vesting:
-------

Participants are fully vested in their contributions to the Plan and related earnings at all times. Participants become 33-1/3% vested in Employer contributions and related earnings after three complete years of service, 66-2/3% vested after four complete years of service and 100% vested after five years of service. Active participants also become fully vested in Employer contributions and related earnings at the earlier of (1) death; (2) reaching age 65; or, (3) upon the occurrence of certain specified events deemed to be a change in control of Hartmarx. Vesting in ESOP Employer contribution accounts and related earnings is generally on the same basis as for the Plan.

For participants who terminate employment with an Employer, nonvested Employer contributions and related earnings are withheld and, if the participant incurs five consecutive one year breaks in service, forfeited. Forfeitures can be applied to reduce Employer contributions for the Plan year or can be applied to pay administrative costs of the Plan.

At December 31, 1998, the Plan's financial statements include the balance of nonvested Employer contributions and related earnings of terminated participants who had not incurred five consecutive one year breaks in service aggregating the equivalent of 5,180 shares of Hartmarx common stock with a market value of $29,138 and 28,778 units of the VMMR Prime Portfolio with a market value of $28,778.

There are no priorities for distribution of assets upon termination of the Plan. If the Plan were terminated, participants would become fully vested in their account balances, including participant and Employer contributions and related earnings, and former participants who had not incurred five consecutive one year breaks in service would become fully vested in the balances of nonvested Employer contributions and related earnings.

Participant Loans:
-----------------

Participants may borrow that portion of their account attributable to participant contributions and related earnings within percentage and dollar limits and at rates and terms permitted by the Code and specified in the Plan. Loans are repayable over periods of one to five years (usually through payroll deduction), with the exception that a loan to purchase a primary residence may be repaid over a term as long as 15 years. Interest is charged at a rate which exceeds the prime rate at the inception of the loan which, at December 31, 1998, is 1% over the prime rate. Interest and principal payments are credited directly to the borrowing participant's accounts according to the funds selected for current contributions.

A participant receiving a loan is charged a loan origination fee and an annual administration fee which is deducted from the participant's account in each year the loan is outstanding. Loan origination and annual administration fees were $40 and $20, respectively, in 1998 and 1997.

Administrative Expenses:
-----------------------

Administrative expenses of the Plan comprise trustee, recordkeeping, auditing and loan fees. Administrative expenses not paid by the Plan are payable by Hartmarx. Administrative fees for 1998 of $4,210 paid by the Plan represent loan fees which were deducted from participant accounts. For 1998, Hartmarx paid $33,135 of direct Plan administrative fees and an additional $114,245 of fees for the joint administration of the Plan and the ESOP.

Distributions and Withdrawals:
-----------------------------

Vested account balances are generally distributed upon the participant's retirement, termination of employment, disability or death. Participants may also receive vested account balances while remaining employed by an Employer upon withdrawal from the Plan, but withdrawals for participants under age 59-1/2 are generally limited to vested Employer contributions and after-tax participant contributions, except that pre-tax participant contributions may also be distributed in certain circumstances. Distributions and withdrawals are normally made in cash, except that a participant may elect to receive distributions and certain withdrawals from the Hartmarx Stock Fund and the ESOP in the form of shares of Hartmarx common stock.

NOTE 2 - Significant Accounting Policies:
----------------------------------------

The financial statements of the Plan are prepared in accordance with generally accepted accounting principles and necessarily include certain amounts based on the Plan Administrator's informed estimates and judgments, giving due consideration to materiality. Actual results could differ from those estimates, but the Plan Administrator believes such differences would not materially affect the Plan's financial position, results of its operations, or changes in its plan equity.

Investments in publicly-traded securities and in mutual funds are carried at published market values and net asset values, respectively. Investments in the Vanguard Retirement Savings Trust, a collective investment trust, are carried at fair value which approximates the contract values of the Trust's investment contracts. The investment in the unallocated group annuity insurance contract, an investment contract, is carried at estimated fair value. Loans to participants represent the unpaid principal balance.

Income from investments is recorded as earned. Investment gains (losses) and unrealized appreciation (depreciation) have been reported in the financial statements on a current value reporting basis. Accordingly, net gain (loss) on sales of investments represents the difference between (a) the proceeds realized from the sales of mutual funds and Hartmarx common stock and (b) the market value of those investments at the earlier of the beginning of the year or at the date of acquisition during the year. The net loss on distributions of Hartmarx common stock to participants represents the difference between the market value of the stock on the date of distribution and the market value at the beginning of the year. Unrealized appreciation (depreciation) represents the difference between (a) the year-end market value of mutual funds and common stock held and
(b) the cost of investments purchased during the year (including Hartmarx stock purchased with participant contributions to the Hartmarx Stock Fund at 90% of average trading prices) or the market value at the beginning of the year for investments held to year-end.

Distributions to participants include unpaid loan balances, proceeds from the liquidation of participant investments and the market value of Hartmarx common stock distributed.

NOTE 3 - Investment Programs:
----------------------------

The following investment options were available:

 Vanguard mutual funds (registered investment companies):

   Fixed Income Securities Fund (VFISF) GNMA Portfolio, an income fund which invests in Government National Mortgage Association certificates.

   Money Market Reserves (VMMR) Prime Portfolio, a money market mutual fund investing in short-term, high-quality money market instruments issued by financial institutions, non-financial corporations, the U.S. government and federal agencies.

   Index Trust - 500 (Index 500) Portfolio, a growth and income fund which invests in all of the stocks included in the Standard & Poor's 500 index.

   STAR Fund - STAR Portfolio, a balanced fund which invests 60%-70% of its assets in six Vanguard equity funds, with the remaining assets invested in three Vanguard fixed-income portfolios.

   PRIMECAP Fund, a growth fund which invests primarily in common stocks with high growth potential.

   International Growth Portfolio, a growth fund which invests primarily in stocks of companies based outside of the United States.

   Small-Cap Index Fund, a growth and income fund which invests in a large sample of stocks in the Russell 2000 Index, an unmanaged index of smaller companies.

 Hartmarx Stock Fund, which primarily invests in Hartmarx common stock.
  Participant contributions and earnings thereon are credited to participant accounts based on shares of Hartmarx common stock at 90% of the average trading prices as reported in the New York Stock Exchange-Composite Transaction quotations on the date the shares are purchased or deemed to be purchased by the Plan; participant loan repayments and transfers to the Fund are credited to participant accounts at the closing market price. While the Plan may purchase Hartmarx common stock either directly from Hartmarx or in the open market, shares acquired in 1998 have been purchased from Hartmarx at the 90% of average trading prices credited to participant accounts for contributions. Shares acquired in 1998 with funds from loan repayments and transfers to the Hartmarx Stock Fund were purchased from Hartmarx. Employer contributions to the Plan prior to 1989 are restricted to the Hartmarx Stock Fund.

 Hartmarx GIC Fund, an investment contract fund which is invested in the Vanguard Retirement Savings Trust, which primarily holds contracts issued by insurance companies and banks, and in a contract with an insurance company.

The Vanguard mutual funds and Vanguard Retirement Savings Trust are managed by an affiliate of Vanguard Fiduciary Trust Company.

A participant may select more than one investment option. Participants may change investment options and transfer previously contributed balances as often as once a month. Participants are assigned units in each investment program fund. A summary of units and unit values for each fund of the Plan is as follows:

                                    December 31, 1998      December 31, 1997
                                  ---------------------  ---------------------
                                    Units    Unit Value    Units    Unit Value
                                  ---------  ----------  ---------  ----------
VFISF GNMA Portfolio                706,865     $ 10.45    591,232      $10.43
VMMR Prime Portfolio              4,565,138     $  1.00  4,119,426      $ 1.00
Vanguard Index 500 Portfolio        114,066     $113.95    122,910      $90.07
Vanguard STAR Fund Portfolio        430,554     $ 17.96    461,339      $17.38
Vanguard PRIMECAP Fund              177,685     $ 47.66    196,645      $39.57
International Growth Portfolio       91,686     $ 18.77    116,085      $16.39

Vanguard Small-Cap Index Fund             2     $ 21.20          -      $    -
Hartmarx Stock Fund               1,427,757     $  7.70  1,014,214      $10.50
Hartmarx GIC Fund                 5,633,552     $  1.00  5,961,678      $ 1.00

Unit values are based primarily on investment assets of each fund, net of liabilities due Hartmarx, but do not include employee contributions and loan repayments receivable and expenses payable.

With the exception of the Hartmarx GIC Fund and the Loan Fund, the market value of the investments of each Fund (Hartmarx stock or mutual funds) are published for each business day, and changes in the market value produce similar changes in the unit values of each Fund. The unit value of the Hartmarx GIC Fund is updated and made available to participants monthly by Vanguard based on changes in the value of the Fund's investments.

NOTE 4 - Taxes:
--------------

The Plan is intended to be a qualified employee benefit plan under Section 401(a) of the Internal Revenue Code, exempt from federal income tax, with participants not being subject to tax on Employer contributions or earnings of the Trust prior to receiving benefits under the Plan. On April 5, 1996, the Internal Revenue Service issued a favorable determination letter with respect to the qualified status of the Plan in connection with amendments which became effective January 1, 1989. The Plan Administrator believes that the Plan is designed and is being operated in compliance with the applicable requirements of the Internal Revenue Code. Accordingly, the Plan Administrator believes a provision for federal income taxes in the accompanying financial statements is not required.

NOTE 5 - Investment Information:
-------------------------------

The following summarizes the Plan's investments at December 31, 1998 and 1997:

                                                            1998
                                                 --------------------------
                                                 Stock shares,
                                                  Fund/Trust       Fair
                                                 units or cost     value
                                                 -------------  -----------
At quoted market value or net asset value:

Vanguard Mutual Funds:
  VFISF-GNMA Portfolio.........................        706,865  $ 7,386,740
  VMMR Prime Portfolio.........................      7,253,932    7,253,932
  Index 500 Portfolio..........................        114,066   12,997,854
  STAR Fund Portfolio..........................        430,554    7,732,750
  PRIMECAP Fund................................        177,685    8,468,486
  International Growth Portfolio...............         91,686    1,720,940
  Small-Cap Index Fund.........................              2           48
                                                                -----------
      Total Vanguard Mutual Funds..............                  45,560,750
Hartmarx Corporation Common Stock..............      1,915,484   10,774,598
                                                                -----------
                                                                 56,335,348
                                                                -----------
At estimated fair value:

Vanguard Retirement Savings Trust..............      3,696,606    3,696,606
Unallocated group annuity insurance contract:
  MBL Life Assurance Corp......................     $1,936,946    1,936,946
Loans to participants..........................     $1,595,632    1,595,632
                                                                -----------
                                                                  7,229,184
                                                                -----------

     Total investments.........................                 $63,564,532
                                                                ===========

                                                            1997
                                                 ---------------------------
                                                 Stock shares,
                                                  Fund/Trust        Fair
                                                 units or cost      value
                                                ---------------  -----------
At quoted market value or net asset value:

Vanguard Mutual Funds:
  VFISF-GNMA Portfolio........................          591,232  $ 6,166,551
  VMMR Prime Portfolio........................        4,410,222    4,410,222
  Index 500 Portfolio.........................          122,910   11,070,490
  STAR Fund Portfolio.........................          461,339    8,018,077
  PRIMECAP Fund...............................          196,645    7,781,231
  International Growth Portfolio..............          116,085    1,902,641
                                                                 -----------
      Total Vanguard Mutual Funds.............                    39,349,212
Hartmarx Corporation Common Stock ............        1,389,753   10,596,867
                                                                 -----------
                                                                  49,946,079
                                                                 -----------
At estimated fair value:

Vanguard Retirement Savings Trust.............        4,130,945    4,130,945
Unallocated group annuity insurance contract:
  MBL Life Assurance Corp.....................       $1,830,733    1,830,733
Loans to participants.........................       $1,626,602    1,626,602
                                                                 -----------
                                                                   7,588,280
                                                                 -----------

     Total investments........................                   $57,534,359
                                                                 ===========

The Vanguard Retirement Savings Trust's average yield during 1998 and 1997 was 6.15% and 6.17%, respectively, and the yield as of December 31, 1998 and 1997 was 5.93% and 6.23%, respectively. The yield of the Vanguard Retirement Savings Trust is subject to adjustment daily based on interest credited and earnings on the Trust's investment contracts.

The MBL Life Assurance Corporation group annuity insurance contract is a restructured investment contract received during 1994 under a rehabilitation plan, replacing an earlier contract with The Mutual Benefit Life Insurance Company. The restructured investment contract matures on July 1, 1999. Under the rehabilitation plan, the restructured investment contract limits annual withdrawals without penalty to 2% of the restructured contract value or greater amounts needed to fund benefits for retirement, death, disability and hardship; larger withdrawals during the remainder of the rehabilitation period are subject to a penalty of 5.4%. During the rehabilitation period, the Plan is funding participant distributions, loans and transfers from the Hartmarx GIC Fund from more liquid investments of the Hartmarx GIC Fund.

The crediting interest rate is reset annually based on the experience of MBL Life Assurance Corporation. The minimum annual crediting interest rate during the rehabilitation period is 5%. A substantial portion of Plan's restructured contract is guaranteed by the Illinois Life and Health Insurance Guaranty Association; if the current credit interest rate continues to maturity, approximately 95% of the restructured contract value at maturity is guaranteed. The restructured contract's yield during both 1998 and 1997 was 5.1% and for 1999 is 5.1%. The restructured investment contract, reported in the Plan's financial statements is at estimated fair value, representing the contract values at December 31, 1998 and 1997 less valuation reserves of $42,758 and $81,112, respectively.

NOTE 6 - Fund Information:
-------------------------

The financial position of the funds comprising the Plan as of December 31, 1998 and 1997 is as follows:


                                                VFISF GNMA Portfolio
                                           -----------------------------
                                               1998              1997
                                           -------------    ------------
ASSETS:
 Investments:
  Vanguard mutual funds:
   VFISF - GNMA Portfolio................   $7,386,740       $ 6,166,551

 Due from Hartmarx Corporation:
  Employee contributions.................       33,828            30,905
  Employee loan repayments...............        7,903             7,905
                                           -----------      ------------
                                             7,428,471         6,205,361
LIABILITIES:                                         -                 -
                                           -----------      ------------

TOTAL EQUITY                               $ 7,428,471       $ 6,205,361
                                           ===========      ============

                                                VMMR Prime Portfolio
                                           -----------------------------
                                               1998              1997
                                           -------------    ------------
ASSETS:
 Investments:
  Vanguard mutual funds:
   VMMR - Prime Portfolio................   $4,565,138       $ 4,119,426

 Due from Hartmarx Corporation:
  Employee contributions.................        7,473             8,700
  Employee loan repayments...............        2,051             2,021
                                           -----------      ------------
                                             4,574,662         4,130,147
LIABILITIES:                                         -                 -
                                           -----------      ------------

TOTAL EQUITY                               $ 4,574,662       $ 4,130,147
                                           ===========      ============

                                                Index 500 Portfolio
                                           -----------------------------
                                               1998              1997
                                           -------------    ------------
ASSETS:
 Investments:
  Vanguard mutual funds:
   Index 500 Portfolio...................   $12,997,854      $11,070,490

 Due from Hartmarx Corporation:
  Employee contributions.................        94,459           91,446
  Employee loan repayments...............        11,149           12,318
                                           -------------    ------------
                                             13,103,462       11,174,254
LIABILITIES:                                          -                -
                                           -------------    ------------

TOTAL EQUITY                                $13,103,462      $11,174,254
                                           =============    ============

                                                    STAR Fund Portfolio
                                              ----------------------------
                                                 1998              1997
                                              ----------        ----------
ASSETS:
   Investments:
     Vanguard mutual funds:
       STAR Fund Portfolio..................  $7,732,750        $8,018,077

   Due from Hartmarx Corporation:
     Employee contributions.................      62,063            74,071
     Employee loan repayments...............       7,423             8,854
                                              ----------        ----------
                                               7,802,236         8,101,002
LIABILITIES:                                           -                 -
                                              ----------        ----------

TOTAL EQUITY                                  $7,802,236        $8,101,002
                                              ==========        ==========

                                                     PRIMECAP Fund
                                              ----------------------------
                                                 1998              1997
                                              ----------        ----------
ASSETS:
   Investments:
     Vanguard mutual funds:
       PRIMECAP Fund........................  $8,468,486        $7,781,231

   Due from Hartmarx Corporation:
     Employee contributions.................      73,491            76,762
     Employee loan repayments...............       8,975            10,537
                                              ----------        ----------
                                               8,550,952         7,868,530
LIABILITIES:                                           -                 -
                                              ----------        ----------

TOTAL EQUITY                                  $8,550,952        $7,868,530
                                              ==========        ==========

                                                     International
                                                    Growth Portfolio
                                              ----------------------------
                                                 1998              1997
                                              ----------        ----------
ASSETS:
   Investments:
     Vanguard mutual funds:
       International Growth Portfolio.......  $1,720,940        $1,902,641

   Due from Hartmarx Corporation:
     Employee contributions.................      14,730            15,667
     Employee loan repayments...............       1,364             1,808
                                              ----------        ----------
                                               1,737,034         1,920,116
LIABILITIES:                                           -                 -
                                              ----------        ----------

TOTAL EQUITY                                  $1,737,034        $1,920,116
                                              ==========        ==========

                                                  Small-Cap Index Fund
                                            --------------------------------
                                                1998                1997
                                            ------------        ------------
ASSETS:
 Investments:
  Vanguard mutual funds:
   Small-Cap Index Fund...................  $         48        $          -

 Due from Hartmarx Corporation:
  Employee contributions..................           608                   -
                                            ------------        ------------
                                                     656                   -
LIABILITIES:                                           -                   -
                                            ------------        ------------

TOTAL EQUITY                                $        656        $          -
                                            ============        ============

                                                  Hartmarx Stock Fund
                                            --------------------------------
                                                1998                1997
                                            ------------        ------------
ASSETS:
 Investments:
  Hartmarx Corporation common
   stock..................................  $10,774,598         $10,596,867
  Vanguard mutual funds:
   VMMR - Prime Portfolio.................    2,688,794             290,796
                                            -----------         -----------
                                             13,463,392          10,887,663
 Due from Hartmarx Corporation:
  Employee contributions..................       49,538              73,708
  Employee loan repayments................       13,247              11,400
 Due from Hartmarx GIC Fund...............            -              30,000
 Accrued investment income................        5,221               3,194
                                            -----------         -----------
                                             13,531,398          11,005,965
LIABILITIES:
 Payable to Hartmarx Corporation..........    2,476,419             271,611
                                            -----------         -----------

TOTAL EQUITY                                $11,054,979         $10,734,354
                                            ===========         ===========

                                                   Hartmarx GIC Fund
                                            -------------------------------
                                                1998                1997
                                            ------------        -----------
ASSETS:
 Investments:
  Vanguard Retirement Savings Trust.......  $ 3,696,606         $ 4,130,945
  Unallocated group annuity
   insurance contract.....................    1,936,946           1,830,733
                                            -----------         -----------
                                              5,633,552           5,961,678
 Due from Hartmarx Corporation:
  Employee contributions..................       21,215              26,201
  Employee loan repayments................        3,975               3,538
                                            -----------         -----------
                                              5,658,742           5,991,417
LIABILITIES:
 Payable to Hartmarx Stock Fund                       -              30,000
                                            -----------         -----------

TOTAL EQUITY                                $ 5,658,742         $ 5,961,417
                                            ===========         ===========

                                                        Loan Fund
                                             ------------------------------
                                                1998                1997
                                             -----------         ----------
ASSETS:
   Investments:
     Loans to participants.................  $1,595,632          $1,626,602
                                             ----------          ----------
                                              1,595,632           1,626,602

LIABILITIES:                                          -                   -
                                             ----------          ----------

TOTAL                                        $1,595,632          $1,626,602
                                             ==========          ==========

Investment in each fund option above is at the participants' direction, except that Employer contributions prior to 1989 and related earnings aggregating $511,062 and $779,794 at December 31, 1998 and 1997, respectively, are restricted to the Hartmarx Stock Fund.

Income and changes in the equity of the funds comprising the Plan for the year ended December 31, 1998 is as follows:

                                                                   VFISF            VMMR           Index
                                                                   GNMA             Prime           500
                                                                 Portfolio        Portfolio      Portfolio
                                                                 ---------        ---------      ---------
Income from:
   Net gain on sales of
    investments..............................................    $    3,445       $     -        $   430,537
  Unrealized appreciation
    of investments...........................................         8,865             -          2,442,176
                                                                 ----------       ----------     -----------
    Net increase in fair value...............................        12,310             -          2,872,713

  Other investment income:
  Dividends on shares of
    mutual funds.............................................       472,806             -            207,352
  Earnings from money market
    mutual fund..............................................          -             245,151            -
                                                                 ----------       ----------     -----------

         Total income........................................       485,116          245,151       3,080,065

Participants' contributions..................................       357,765          118,308       1,087,346
Transfers - loan withdrawals.................................      (107,782)         (87,443)       (129,703)
Transfers - loan repayments..................................       109,582           36,305         163,714
Transfers - among investment funds, net......................     1,027,858          942,815      (1,403,936)
Administrative expenses......................................          (890)            (440)           (200)
Distributions to participants................................      (648,539)        (810,181)       (868,078)
                                                                 ----------       -----------    -----------

Net increase in fund equity..................................     1,223,110          444,515       1,929,208
Fund equity:
  Beginning of year..........................................     6,205,361        4,130,147      11,174,254
                                                                 ----------       ----------     -----------

  End of year................................................    $7,428,471       $4,574,662     $13,103,462
                                                                 ==========       ==========     ===========

                                                     STAR                       International
                                                     Fund          PRIMECAP         Growth
                                                  Portfolio          Fund         Portfolio
                                                --------------  --------------  --------------
Income from:
  Net gain on sales of investments............      $  29,999      $  184,776      $   39,015
  Unrealized appreciation of investments......        168,516       1,289,045         177,155
                                                    ---------      ----------      ----------
    Net increase in fair value................        198,515       1,473,821         216,170

  Other investment income:
  Dividends on shares of
    mutual funds..............................        642,480         334,753          35,883
                                                    ---------      ----------      ----------

         Total income.........................        840,995       1,808,574         252,053

Participants' contributions...................        731,411         854,360         203,337
Transfers - loan withdrawals..................        (46,954)        (76,315)         (7,469)
Transfers - loan repayments...................        105,862         122,396          24,101
Transfers - among investment funds, net.......       (692,839)     (1,522,677)       (505,906)
Administrative expenses.......................         (1,380)           (430)           (120)
Distributions to participants.................     (1,235,861)       (503,486)       (149,078)
                                                   ----------      ----------      ----------

Net increase (decrease) in fund equity........       (298,766)        682,422        (183,082)

Fund equity:
  Beginning of year...........................      8,101,002       7,868,530       1,920,116
                                                   ----------      ----------      ----------

  End of year.................................     $7,802,236      $8,550,952      $1,737,034
                                                   ==========      ==========      ==========

                                                                 Small-Cap
                                                                 Index Fund
                                                                 ----------
Income from:
 Net gain on sales of investments..............................   $     -
 Unrealized appreciation of investments........................         3
                                                                  -------
   Net increase in fair value..................................         3

 Other investment income:
 Dividends on shares of
   mutual funds................................................         -
                                                                  -------

        Total income...........................................         3

Participants' contributions....................................       608
Transfers - loan withdrawals...................................         -
Transfers - loan repayments....................................        45
Transfers - among investment funds, net........................         -
Administrative expenses........................................         -
Distributions to participants..................................         -
                                                                  -------

Net increase in fund equity....................................       656

Fund equity:
 Beginning of year.............................................         -
                                                                  -------

 End of year...................................................   $   656
                                                                  =======


                                                        Hartmarx         Hartmarx
                                                          Stock            GIC          Loan
                                                          Fund             Fund         Fund
                                                       ----------      -----------  -----------
Income (loss) from:
  Net loss on distributions of stock
   to participants..............................      $    (7,259)     $     -      $     -
  Net loss on sales of investments..............          (65,007)           -            -
  Unrealized depreciation
   of investments...............................       (1,595,244)           -            -
                                                      -----------      -----------  -----------
      Net decrease in fair value................       (1,667,510)           -            -

  Other investment income:
    Earnings from money market
       mutual fund..............................           12,870            -            -
    Earnings from Vanguard Retirement
       Savings Trust............................             -            228,827         -
    Interest income from participant loans......             -               -         135,759
    Other interest income.......................             -            134,107         -
                                                      -----------      ----------   ----------

         Total income (loss)....................       (1,654,640)        362,934      135,759

Participants' contributions.....................          649,805         299,098         -
Transfers - loan withdrawals....................         (172,558)        (61,213)     689,437
Transfers - loan repayments.....................          156,679          87,190     (805,874)
Transfers - among investment funds, net.........        2,115,102          39,583         -
Administrative expenses.........................             (750)           -            -
Distributions to participants...................         (773,013)     (1,030,267)     (50,292)
                                                      -----------      ----------    ---------

Net increase (decrease) in fund equity..........          320,625        (302,675)     (30,970)

Fund equity:
  Beginning of year.............................       10,734,354       5,961,417    1,626,602
                                                      -----------      ----------   ----------

  End of year...................................      $11,054,979      $5,658,742   $1,595,632
                                                      ===========      ==========   ==========

                      CONSENT OF INDEPENDENT ACCOUNTANTS
                      ----------------------------------


We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement on Form S-8 (No. 333-03169) of Hartmarx Corporation of our report dated June 22, 1999 appearing on page 1 of
Exhibit 99 to the 1998 Annual Report on Form 10-K of Hartmarx Corporation, filed with this Form 10K-A.



PRICEWATERHOUSECOOPERS LLP

Chicago, Illinois
June 23, 1999

                                                              Schedule G, Part I
                                                              ------------------
                                                                 (Page 1 of 2)


                     THE HARTMARX SAVINGS-INVESTMENT PLAN

                    EIN: 36-3217140           Plan No.: 002

                               PART I - ITEM 27A
                SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                             AT DECEMBER 31, 1998
                             --------------------

IDENTITY OF PARTY,
  DESCRIPTION OF         MATURITY  INTEREST    HISTORICAL     CURRENT
    INVESTMENT             DATE      RATE        COST          VALUE
------------------       --------  --------   ----------      -------

Line 31c(9)(b)
--------------

* Loans to Participants Various    7%-11.5%  $      -0-     $ 1,595,632
                                             ===========    ===========

Line 31c(11)
------------

* Vanguard Retirement Savings
  Trust (3,696,606 units)                    $ 3,696,606    $ 3,696,606
                                             ===========    ===========

Line 31c(15)
------------

* VMMR - Prime Portfolio
  (7,253,932 shares)                         $ 7,253,932    $ 7,253,932

* VFISF-GNMA Portfolio
  (706,865 shares)                             7,271,524      7,386,740

* Index 500 Portfolio
  (114,066 shares)                             7,927,866     12,997,854

* STAR Fund Portfolio
  (430,554 shares)                             6,818,544      7,732,750

* PRIMECAP Fund
  (177,685 shares)                             5,928,142      8,468,486

* International Growth
  Portfolio
  (91,686 shares)                              1,527,999      1,720,940

* Small-Cap Index Fund
  (2 shares)                                          45             48
                                             -----------    -----------

                                             $36,728,052    $45,560,750
                                             ===========    ===========
* Party-in-interest to the Plan.

                                                              Schedule G, Part I
                                                              ------------------
                                                                (Page 2 of 2)


                     THE HARTMARX SAVINGS-INVESTMENT PLAN

                    EIN: 36-3217140           Plan No.: 002

                               PART I - ITEM 27A
                SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                             AT DECEMBER 31, 1998
                             --------------------

IDENTITY OF PARTY,
 DESCRIPTION OF       MATURITY     INTEREST        PAR           HISTORICAL       CURRENT
   INVESTMENT           DATE         RATE         VALUE             COST           VALUE
------------------    ---------    --------       -----             ----          -------
Line 31c(16)
------------

MBL Life Assurance
 Corp.
 RGA 4690             07/01/1999    #5.1        $1,400,000     $ 1,936,946      $ 1,936,946
                                                               ===========      ===========

Line 31d(1)
-----------

*Hartmarx Corporation
 Common stock
 (1,915,484 shares)                             $     2.50     $12,187,143      $10,774,598
                                                               ===========      ===========

# - See Note 5 to financial statements for further information.

* - Party-in-interest to the Plan.

                                                              Schedule G, Part V
                                                              ------------------
                                                                 (Page 1 of 1)


                     THE HARTMARX SAVINGS-INVESTMENT PLAN

                    EIN: 36-3217140           Plan No.: 002
            PART V - ITEM 27D - SCHEDULE OF REPORTABLE TRANSACTIONS
          SERIES OF SECURITY TRANSACTIONS EXCEEDING 5% OF PLAN ASSETS
                            1/1/98 THROUGH 12/31/98

                                                                        CURRENT
                                                                        VALUE OF
                                                       HISTORICAL       ASSET ON
IDENTITY OF PARTY/       PURCHASE       SELLING         COST OF       TRANSACTION    NET GAIN
DESCRIPTION OF ASSET      PRICE          PRICE           ASSET            DATE       OR (LOSS)
--------------------     ----------     ---------      ---------      -----------    ---------
Hartmarx Corporation
 Common stock            $4,544,680     $     -        $4,544,680     $4,619,564     $   74,884
 Common stock                  -         2,585,626      2,563,848      2,585,626         21,778

Vanguard Retirement
 Savings Trust
 Trust units              1,352,907           -         1,352,907      1,352,907           -
 Trust units                   -         1,660,826      1,660,826      1,660,826           -

VMMR Prime Portfolio
 Mutual fund shares       3,856,463           -         3,856,463      3,856,463           -
 Mutual fund shares            -         3,410,751      3,410,751      3,410,751           -

Vanguard GNMA Portfolio
 Mutual fund shares       3,339,335           -         3,339,335      3,339,335           -
 Mutual fund shares            -         2,131,455      2,107,425      2,131,455         24,030

Vanguard Index Trust
 500 Portfolio
 Mutual fund shares       4,397,743           -         4,397,743      4,397,743           -
 Mutual fund shares            -         5,343,091      4,179,671      5,343,091      1,163,420

Vanguard STAR Fund
  STAR Portfolio
  Mutual fund shares      2,376,253           -         2,376,253      2,376,253           -
  Mutual fund shares           -         2,860,095      2,623,614      2,860,095        236,481

Vanguard PRIMECAP Fund
  Mutual fund shares      2,757,537           -         2,757,537      2,757,537           -
  Mutual fund shares           -         3,544,102      2,921,408      3,544,102        622,694